Stellar Biotechnologies Reports Second Quarter Financial Results

LOS ANGELES, May 7, 2018 /PRNewswire/ -- Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy development pipelines targeting Alzheimer's, lupus and cancer, among other diseases, today reported financial results for the three and six months ended March 31, 2018 and provided an update on its business.

During the quarter, Stellar continued to advance its optimization and expansion initiatives, which are intended to increase the scalability of the company's KLH production and manufacturing processes. A number of therapeutic vaccines that utilize the KLH protein as a carrier molecule are currently in clinical studies by third parties. While the outcomes of these clinical trials cannot be predicted, the company is preparing for the possible impact that favorable clinical results could have on the KLH market and Stellar's supply capabilities. Results from the first of these trials are anticipated to be announced during the summer of 2018, but there can be no certainty as to when our customers will issue their findings.

Frank Oakes, Stellar's President and Chief Executive Officer, said that the heightened activity now is the result of multiple companies with KLH-conjugated vaccines entering Phase 2 trials in the past two years. "We are eagerly awaiting upcoming developments from these clinical studies and continue to work closely with current and prospective customers to ensure long-term support of their immunotherapy programs."

Stellar Chief Financial Officer Kathi Niffenegger noted that during the second fiscal quarter the company initiated an expansion project at its Port Hueneme aquaculture facility. This key project has been planned in stages in order to prepare the company's core aquaculture infrastructure for expansion while managing upfront costs. "We continue to closely manage our working capital and are aligning the timing of capital expenditures with third party milestones and market opportunities," she said.

Financial Results

Three months ended March 31, 2018

Total revenues were relatively unchanged at $0.06 million for the three months ended March 31, 2018 compared to the same period last year. Product sales increased by $0.05 million to $0.06 million for the three months ended March 31, 2018 compared to $0.01 million for the same period last year. While the company's customer base has not changed significantly, product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH.

Total expenses increased by $0.20 million to $1.41 million for the three months ended March 31, 2018 compared to $1.21 million for the same period last year:

  Cost of sales and contract services was relatively unchanged at $0.07 million for the three months ended March 31, 2018 compared to the same period last year.
  Research and development expenses increased by $0.16 million to $0.49 million for the three months ended March 31, 2018 compared to $0.33 million for the same period last year. The increase was primarily due to research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems.
  General and administrative expenses increased by $0.03 million to $0.77 million for the three months ended March 31, 2018 compared to $0.75 million for the same period last year primarily due a non-cash share-based compensation expense in the most recent quarter which was partially offset by reduced corporate expenses.

For the second quarter of fiscal year 2018, Stellar reported a net loss of $1.35 million, or $0.90 per basic share, compared to a net loss of $1.10 million, or $0.76 per basic share, for the second quarter of the prior year.

Six months ended March 31, 2018

Total revenues decreased by $0.12 million to $0.08 million for the six months ended March 31, 2018 compared to $0.20 million for the same period last year due to a decrease in product sales. While the company's customer base has not changed significantly, product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH.

Total expenses increased by $0.05 million to $2.82 million for the six months ended March 31, 2018 compared to $2.77 million for the same period last year:

  Cost of sales and contract services decreased by $0.08 million to $0.07 million for the six months ended March 31, 2018 compared to $0.15 million for the same period last year primarily due to decreased product sales volume as well as reduced expenses related to sales of KLH that was produced as a byproduct of the company's research and development activities.
  Research and development expenses increased by $0.33 million to $1.12 million for the six months ended March 31, 2018 compared to $0.79 million for the same period last year. The increase was primarily due to research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems, including engineering lots of KLH produced under the company's optimization initiative.
  General and administrative expenses decreased by $0.23 million to $1.45 million for the six months ended March 31, 2018 compared to $1.68 million for the same period last year primarily due to management's continued actions to reduce corporate expenses.

For the six months ended March 31, 2018, Stellar reported a net loss of $2.75 million, or $1.83 per basic share, compared to a net loss of $2.59 million, or $1.79 per basic share, for the six months ended March 31, 2017.

Working Capital

At March 31, 2018, the company had working capital of $3.7 million. Cash, cash equivalents and short-term investments totaled $3.8 million.

All per-share results have been adjusted to reflect a one-for-seven reverse share split effected May 4, 2018.

Stellar will file its Form 10-Q for the quarter ended March 31, 2018 with the Securities and Exchange Commission on or about May 7, 2018. To view the company's filings with the Canadian Securities Administrators (CSA), visit the CSA's SEDAR website.

About Stellar Biotechnologies

Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an immune-stimulating protein utilized as a carrier molecule in therapeutic vaccine pipelines (targeting cancers, immune disorders, Alzheimer's and inflammatory diseases) and for assessing immune system function. KLH can also be used in immunotoxicology studies for monitoring the immunomodulatory effects of drug candidates. Stellar is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and supporting the development of KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar's or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar's joint ventures and strategic partnerships; and other factors referenced in Stellar's filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar's business, please refer to Stellar's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Condensed Interim Consolidated Statements of Operations
(Unaudited - Prepared by Management)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2018	2017	2018	2017

Total Revenues	$ 64,052	$ 63,019	$ 84,539	$ 204,875

Expenses:
Cost of sales and contract services	65,623	71,443	68,424	150,008
Costs of aquaculture	74,424	63,402	172,474	148,237
Research and development	493,873	329,371	1,124,907	790,236
General and administrative	773,989	746,360	1,452,470	1,678,427

Total Expenses	1,407,909	1,210,576	2,818,275	2,766,908

Loss from Operations	(1,343,857)	(1,147,557)	(2,733,736)	(2,562,033)

Other Income (Loss):
Foreign exchange loss	(16,218)	35,227	(34,147)	(42,163)
Other income	7,548	8,653	15,410	15,647

Income tax expense	-	-	800	800

Net Loss	$(1,352,527)	$ (1,103,677)	$(2,753,273)	$ (2,589,349)

Loss per common share:
Basic and diluted	$ (0.90)	$ (0.76)	$ (1.83)	$ (1.79)

Weighted average number of common shares outstanding:
Basic and diluted	1,502,870	1,448,036	1,502,870	1,448,036

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)

	March 31,	September 30,
	2018	2017

Assets:
Cash, cash equivalents and short-term investments	$3,792,633	$ 6,565,352
Other current assets	478,142	193,095
Noncurrent assets	1,058,971	961,558

Total Assets	$5,329,746	$ 7,720,005

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$ 589,793	$ 320,947
Shareholders' equity	4,739,953	7,399,058

Total Liabilities and Shareholders' Equity	$5,329,746	$ 7,720,005

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)

	Six Months Ended
	March 31,	March 31,
	2018	2017

Cash Flows Used In Operating Activities:
Net loss	$(2,753,273)	$ (2,589,349)
Items not affecting cash:
Depreciation and amortization	95,894	90,720
Share-based compensation	94,168	64,794
Foreign exchange loss	34,147	42,163
Transfer equipment to research and development	12,419	-
Changes in working capital items	(16,223)	(249,525)

Net cash used in operating activities	(2,532,868)	(2,641,197)

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(205,891)	(126,876)
Purchase of short-term investments	(505,222)	(2,005,570)
Proceeds on sales and maturities of short-term investments	2,000,000	2,000,000

Net cash provided by (used in) investing activities	1,288,887	(132,446)

Effect of exchange rate changes on cash and cash equivalents	(33,960)	(42,039)

Net change in cash and cash equivalents	(1,277,941)	(2,815,682)

Cash and cash equivalents - beginning of period	4,570,951	7,416,904

Cash and cash equivalents - end of period	$ 3,293,010	$ 4,601,222

CONTACT: Gary Koppenjan, Stellar Biotechnologies, Inc., (805) 488-2800, ir@stellarbiotech.com